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                                                                      EXHIBIT 11


                             DUCOMMUN INCORPORATED
         Computation of Earnings Per Common and Common Equivalent Share
                    (In thousands, except per share amounts)



                                                                                             For the Year Ended
                                                                                 ----------------------------------------
                                                                                 Dec. 31,      Dec. 31,        Dec. 31,
                                                                                    1996          1995            1994
                                                                                 ----------------------------------------
                  Income From Operations for Computation
                    of Primary Earnings Per Share                                $10,285       $ 5,046         $ 2,204
                  Interest, Net of Income Taxes, Relating to
                    7-3/4% Convertible Subordinated Debentures                       222         1,354              (A)
                  Income From Continuing Operations for
                    Computation of Fully Diluted Earnings
                    Per Share                                                     10,507         6,400           2,204
                  Net Income for Computation of Primary
                    Earnings Per Share                                           $10,285       $ 5,046         $ 2,204
                  Net Income for Computation of Fully
                    Diluted Earnings Per Share                                   $10,507       $ 6,400         $ 2,204

                  Applicable Shares

                  Weighted Average Common Shares Outstanding for
                    Computation of Primary Earnings Per Share                      6,594         4,500           4,463
                  Weighted Average Common Equivalent
                    Shares Arising From:
                      7-3/4% convertible subordinated debentures                     712         2,431              (B)
                      Stock options:
                        Primary                                                      514           342             112
                        Fully Diluted                                                609           427              (B)
                  Weighted Average Common and Common Equivalent
                    Shares Outstanding for Computation of Fully
                    Diluted Earnings Per Share                                     7,915         7,358           4,575

                  Earnings Per Share

                    Primary                                                        $1.45         $1.04           $0.48
                    Fully Diluted                                                   1.33          0.87            0.48



A. Excludes interest, net of income taxes, relating to 7-3/4% convertible subordinated debentures because their common stock equivalents shares are antidilutive.

B. Excludes common stock equivalents relating to 7-3/4% convertible subordinated debentures and common stock options which are antidilutive for 1994.